424(b)(3)
                                                               No. 33-90998-01
                          CNL INCOME FUND XVII, LTD.
                                      AND
                          CNL INCOME FUND XVIII, LTD.


      This Supplement is part of, and should be read in conjunction with, the Prospectus dated August 11, 1995. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.


                                 THE OFFERING

SUBSCRIPTION PROCEDURES

      As previously reported, the offering of Units of CNL Income Fund XVII, Ltd. ("CNL XVII") terminated on September 19, 1996, at which time subscriptions for an aggregate 3,000,000 Units ($30,000,000), including Units sold pursuant to the Reinvestment Plan, had been received and 1,602 subscribers had been admitted as Limited Partners in accordance with the Partnership Agreement of CNL XVII.

      The offering of Units of CNL Income Fund XVIII, Ltd. ("CNL XVIII") commenced on September 20, 1996. As of October 11, 1996, CNL XVIII had received aggregate subscription proceeds of $1,733,131, which exceeded the minimum offering amount of $1,500,000, and $1,517,431 of the funds (which excluded all funds received from New York and Pennsylvania investors) were released from escrow. As of October 15, 1996, CNL XVIII had received total subscription proceeds of $2,020,943 from 87 limited partners, of which $55,200 (representing funds received from New York investors) will be held in escrow until aggregate subscription proceeds total at least $2,500,000. Up to 3,000,000 Units ($30,000,000) of CNL XVIII will be offered for sale to the public, subject to the Managing Dealer's option to increase the offering of Units of CNL XVIII by up to 500,000 additional units ($5,000,000) to 3,500,000 Units ($35,000,000).

      All subscriptions are for the purchase of Units of CNL XVIII. Offers are no longer being made nor are the General Partners accepting subscriptions for Units of CNL XVII. THE ACQUISITION OF UNITS OF ONE PARTNERSHIP WILL NOT ENTITLE THE INVESTOR TO ANY OWNERSHIP INTEREST IN THE OTHER PARTNERSHIP OR ITS PROPERTIES.


                                   BUSINESS

PROPERTY ACQUISITIONS

      As of October 15, 1996, CNL XVIII had acquired no Properties, and no commitments have been issued by CNL XVIII to acquire any Properties.



October 16, 1996                              Prospectus Dated August 11, 1995